Enviva Reports 3Q 2023 Results
Glenn Nunziata Appointed Interim Chief Executive Officer

BETHESDA, Md., November 9, 2023 — Enviva Inc. (NYSE: EVA) (“Enviva” or the “Company”) today released financial and operating results for third-quarter 2023, announced a comprehensive review of its capital structure to improve the Company’s financial position, and announced a realignment of leadership, including the appointment of Glenn Nunziata, Chief Financial Officer, as Enviva’s interim Chief Executive Officer as the Company focuses on executing a multi-faceted transformation plan.

3Q 2023 Financial and Operational Update:

•Reported a net loss of $85.2 million for third-quarter 2023, as compared to a net loss of $18.3 million for third-quarter 2022; net loss for third-quarter 2023 included $21.2 million of asset impairments, $22.1 million of interest expense on repurchase accounting, and $6.3 million of restructuring costs that were not incurred during the same period last year

•Reported adjusted EBITDA for third-quarter 2023 of $36.6 million as compared to $60.6 million for third-quarter 2022; adjusted EBITDA for third-quarter 2023 is lower than the same period last year primarily due to lower revenue from commercial activities

•Progressed operational transformation plan:
◦Increased metric tons sold by approximately 14% and 10% during third-quarter 2023 as compared to third-quarter 2022 and second-quarter 2023, respectively
◦Reduced delivered at port (“DAP”) costs per metric ton (“MT”) for third-quarter 2023 by $9 per MT to $152, down from $161 for second-quarter 2023 (DAP costs not adjusted for net calorific value (“NCV”))

•Realigned leadership positions to strategically focus executive resources and skill sets on highest impact initiatives to address the Company’s most important priorities

•Engaged advisors to assist Enviva with a comprehensive review of alternatives to strengthen its capital structure, augment liquidity, address contractual liabilities, and increase long-term profitability

Mr. Nunziata said, “I am deeply honored to become interim CEO of Enviva. Since joining Enviva approximately two months ago as CFO, I have devoted my full attention to analyzing our operations, performance, and financial profile. While we have a great deal of work to do, we are encouraged by the progress being made through our cost reduction and productivity initiatives. At the same time, we are actively addressing the Company’s cash flow and liquidity challenges as well as working with customers to renegotiate contracts. The decisive steps we are taking are expected to better position Enviva to continue leading the industrial biomass sector through its next leg of growth. We look forward to providing updates on our progress along the way.”

Thomas Meth, who continues as President, commented “This was a disappointing quarter as our results came in meaningfully below our expectations due primarily to weakness in commercial activities. Given the significant near-term headwinds we’re addressing, I am focused on engaging with customers to ensure that our contracts reflect the value our product provides customers and returning to a business model centered on predictable, profitable take-or-pay contracts.”

Third-Quarter 2023 Financial Results

The table below outlines reported third-quarter 2023 results as compared to third-quarter 2022:

$ millions, unless noted	3Q23	3Q22	Change
Net Revenue	320.6	325.7	(5.1)
Net Loss	(85.2)	(18.3)	(66.9)
Gross Margin	14.2	31.8	(17.6)
Gross Margin $/Metric Ton	9.90	25.28	(15.38)
Metric Tons Sold (in millions of tons)	1.433	1.256	0.177
Non-GAAP Metrics
Adjusted Gross Margin*	56.8	75.4	(18.6)
Adjusted Gross Margin $/Metric Ton*	39.66	59.99	(20.33)
Adjusted EBITDA*	36.6	60.6	(24.0)
*Adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA are non-GAAP financial measures. For a reconciliation of non-GAAP measures to their most directly comparable GAAP measure please see the Non-GAAP Financial Measures section below

Net revenue for third-quarter 2023 was $320.6 million as compared to $325.7 million for third-quarter 2022, a decrease of approximately 2% year-over-year.

Metric tons sold during third-quarter 2023 were 1.433 million MT, as compared to 1.256 million MT during third-quarter 2022, representing a 14% increase in volumes year-over-year. Third-quarter 2023 volumes increased by approximately 10% as compared to second-quarter 2023, with volume uplift being driven by production improvements being implemented across Enviva’s plant fleet.

Net revenue for third-quarter 2023 was lower than third-quarter 2022 despite volumes sold being higher due to spot market wood pellet pricing in 2023 being well below 2022 pricing, with the average price for the three months and nine months ended September 30, 2023 approximately 51% and 50% lower, respectively, than the fourth quarter of 2022.

Net loss for third-quarter 2023 was $85.2 million as compared to $18.3 million for third-quarter 2022. The increase in net loss year-over-year was primarily attributable to four factors: (i) $21.2 million of asset impairment charges primarily related to shutting down a dryer line at Enviva’s Southampton, Virginia plant, (ii) higher interest expense, including $22.1 million of interest expense related to repurchase accounting, (iii) restructuring costs, inclusive of severance expenses, of $6.3 million, and (iv) higher cost of goods sold as a result of selling more volume.

Gross margin was $14.2 million for third-quarter 2023 as compared to $31.8 million for third-quarter 2022. The decrease in gross margin year-over-year was primarily driven by lower revenue per MT coupled with higher cost of goods sold given more metric tons sold in third-quarter 2023 as compared to third-quarter 2022.

Gross margin per MT for third-quarter 2023 was $9.90 as compared to $25.28 for third-quarter 2022, with the decrease year-over-year attributable to the same factors that impacted gross margin.

Adjusted gross margin for third-quarter 2023 was $56.8 million as compared to $75.4 million for third-quarter 2022. The decrease year-over-year in adjusted gross margin was primarily due to a significant reduction in pricing. During the three months ended September 30, 2022, biomass spot market prices, as well as the forward curve pricing of certain European indices, exceeded $400 per MT, representing a substantial premium to the current long-term contracted pricing of roughly $200 to $220 per MT across Enviva’s weighted average portfolio, and the Company captured some of this differential during the three months ended September 30, 2022.

Adjusted gross margin per MT for third-quarter 2023 was $39.66, as compared to $59.99 for third-quarter 2022, with the reduction primarily attributable to a 17% decrease in sales price year-over-year, partially offset by a 9% decrease in fiber procurement and plant and port operating costs.

DAP cost per MT includes expenses associated with cost of goods sold excluding port terminaling costs and shipping costs. For third-quarter 2023, DAP per MT was $152, down $9 per MT from $161 reported for second-quarter 2023. Improvement quarter-over-quarter was primarily driven by increased production coupled with lower fixed costs such as repairs and maintenance and contract labor. These DAP figures are not adjusted for NCV, which is a component of our sales price related to the energy content of the fiber used in our product. NCV typically ranges from $6 to $8 per MT in additional revenue. When DAP figures are reflected on an NCV-adjusted basis, the cost of fiber reported is typically reduced by $6 to $8 per MT.

Adjusted EBITDA for third-quarter 2023 was $36.6 million as compared to $60.6 million for third-quarter 2022. The year-over-year decrease of $24.0 million was primarily driven by the reduction in adjusted gross margin of $18.5 million coupled with higher selling, general, and administrative expenses associated with financial and legal advisors. Adjusted EBITDA for third-quarter
2023 excludes $3.8 million of cash-based employee severance expenses incurred as part of the Company’s corporate restructuring initiative.

Cash Flow & Liquidity

Enviva’s liquidity was $440.7 million as of September 30, 2023, which included $315.2 million unrestricted cash and $125.5 million cash restricted to funding a portion of the costs of the acquisition, construction, equipping, and financing of its greenfield plants in Epes, Alabama (“Epes”) and near Bond, Mississippi (“Bond”). As of September 30, 2023, the Company had drawn the full amount available under its $570.0 million senior secured revolving credit facility. As of September 30, 2023, the Company was in compliance with its covenants under the senior secured revolving credit facility. The Company’s leverage ratio, as calculated under the revolving credit facility agreement, was 5.11 times, with an interest coverage ratio of 2.56 times.

As previously disclosed, during the three months ended December 31, 2022, the Company entered into agreements with a customer to purchase approximately 1.8 million MT of wood pellets between 2023 and 2025 (the “new purchase agreements”). The new purchase agreements were priced at market prices in effect at the time of the agreements. At that time, we entered into additional wood pellet sales contracts that, together with the existing sales contracts, totaled approximately 2.8 million MT with deliveries between 2022 and 2026 (these new sales contracts, together with the new purchase agreements, the “Q4 2022 Transactions”). As detailed further in Enviva’s quarterly report for third-quarter 2023 on Form 10-Q filed today with U.S. Securities and Exchange Commission, the Q4 2022 Transactions have had a significant negative impact on the Company’s profitability, cash flows, and liquidity due to the negative current spread between the sale and purchase prices of the agreements and the anticipated loss on resale of those volumes within an unfavorable pricing environment in the wood pellet spot market. Absent a significant and near-term increase in wood pellet market pricing, we expect the Q4 2022 Transactions will continue to have a negative impact on our profitability, cash flows, and liquidity through 2025. In addition, as a result of operational challenges experienced at the Company’s plants during the first and second quarters of 2023 and a wood pellet market dynamic that has largely held market prices at levels unsupportive of creating margin through spot purchases or spot sales, the Company anticipates that, absent a cure, it may be in breach of certain of its covenants under its senior secured credit facility as early as the reporting date for the measurement period ending December 31, 2023. These conditions and events in the aggregate raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company is evaluating a number of potential alternatives to maintain its compliance with the covenants and restrictions under the senior secured credit facility and to alleviate the adverse liquidity impact of the Q4 2022 Transactions, including:

•Negotiating with the existing customer to restructure or renegotiate the terms of the Q4 2022 Transactions, or to seek other alternatives to mitigate the potential impact of the Q4 2022 Transactions on the Company’s liquidity

•Renegotiating the terms of existing customer contracts to improve Enviva’s profitability and to better protect against future inflation and other cost risks; Enviva is prioritizing high-quality, long-term contracted relationships with the intention of returning to a business model of primary cash flow generation from predictable, profitable take-or-pay contracts

•Continuing to advance cost-reduction and productivity initiatives designed to improve the financial and operating performance of the Company’s fully contracted assets

•Engaging with Lazard, Alvarez & Marsal, and Vinson & Elkins LLP in a comprehensive review of alternatives to enhance Enviva’s capital structure (including debt maturities in 2026), augment liquidity, address contractual liabilities, and increase long-term profitability

Full-Year 2023 Outlook

Due to the liquidity factors and comprehensive review outlined above, together with lower commercial activity in the third quarter of 2023 and the first part of the fourth quarter of 2023, the Company is withdrawing previous sales price per MT, net loss, adjusted EBITDA, and total capital expenditures guidance for 2023 and future years. Enviva generally experiences an uptick in biomass consumption in the fourth quarter of each year as winter heating demand coupled with seasonal impacts to the amount of solar and wind energy available to power grids drives higher commercial value and allows the Company to capitalize on increased wood pellet demand and higher spot prices. This dynamic, which was particularly pronounced in the fourth quarter of 2022, has not materialized to date in 2023. The Company is therefore expecting a significantly lower sales price per MT in the fourth quarter of 2023.

As a result, the Company is expecting a significantly higher net loss, lower sales price per MT, and lower adjusted EBITDA for full-year 2023 as compared to full-year 2022, and from what was included in our prior guidance. Additionally, Enviva anticipates that fourth-quarter 2023 results, excluding any impacts from the Q4 2022 Transactions, could potentially be weaker than results for third-quarter 2023, as higher spot prices have not materialized and the Company expects to incur higher sales, general, and administrative expenses associated with the engagement of financial and legal advisors in connection with the comprehensive review described above.

In terms of total capital expenditures, the Company is being extremely vigilant with cash management while navigating through leverage and liquidity headwinds. Enviva remains focused on investing in the construction of Epes and the development of Bond, as well as maintaining the health of its current fleet of plants for optimal production. The Company believes the cash flow contribution of its greenfield plants is important to its path forward, and therefore intends to maintain momentum in a disciplined way; however, it will continually re-evaluate all material capital expenditures.

Greenfield Construction and Operations Update

Construction of Epes is progressing well, and the Company continues to expect that the facility will be operational in mid-2024. Approximately 40% of the total investment has been made to date, with the remaining investment scheduled throughout the next seven quarters.

Enviva is evaluating a potential deferral of up to 12 months related to the construction of Bond in light of ongoing liquidity management initiatives.

In connection with a broader effort to eliminate operational inefficiencies, during the third quarter of 2023, the Company determined that the Southampton plant operated most cost effectively with a single dryer line. Therefore, it permanently shut down the second, underperforming dryer line and as a result, it recognized an impairment expense of $21.2 million in the three and nine months ended September 30, 2023.

Leadership Realignment

Enviva’s board of directors has appointed Glenn Nunziata as interim CEO in addition to his role as CFO, succeeding Thomas Meth, who has served as CEO since November 2022. Mr. Meth will remain President and, given his deep history contracting Enviva’s business, will focus his time on renegotiating existing customer contracts with the intent of improving Enviva’s profitability and returning the business to one that generates the majority of its cash flow from predictable, profitable take-or-pay contracts.

Mr. Nunziata will focus primarily on strengthening the Company’s balance sheet by partnering with advisors to execute strategic and operational initiatives that ensure sufficient capital to fund ongoing operations, meet financial covenants, and advance greenfield projects. Mr. Nunziata will also oversee all aspects of Enviva’s day-to-day operations.

Mark Coscio, Enviva’s Chief Development Officer, will assume the role of Chief Operating Officer, and will continue to lead the Company’s growth projects while taking on responsibility for plant and port operations.

These leadership changes are effective as of November 9, 2023.

Third-Quarter 2023 Earnings Call Details

Enviva will host a webcast and conference call on Thursday, November 9, 2023 at 8:30 a.m. Eastern Time to discuss third-quarter results and the Company’s operations and outlook. The conference call number for North American participation is +1 (877) 883-0383, and for international callers is +1 (412) 902-6506. The passcode is 4600445. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva

Enviva Inc. (NYSE: EVA) is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with an expected annual production of approximately 5.0 million metric tons in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi, and is constructing its 11th plant in Epes, Alabama. Additionally, Enviva is planning construction of its 12th plant, near Bond, Mississippi. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with customers located primarily in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to defossilize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at www.envivabiomass.com. Follow Enviva on social media @Enviva.

Financial Statements
ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$315,202	$3,417
Accounts receivable	200,199	169,847
Other accounts receivable	12,574	8,950
Inventories	192,361	158,884
Short-term customer assets	25,742	21,546
Prepaid expenses and other current assets	12,369	7,695
Total current assets	758,447	370,339
Property, plant, and equipment, net	1,663,386	1,584,875
Operating lease right-of-use assets	96,079	102,623
Goodwill	103,928	103,928
Long-term restricted cash	125,475	247,660
Long-term customer assets	106,030	118,496
Other long-term assets	40,236	23,519
Total assets	$2,893,581	$2,551,440
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$47,747	$37,456
Accrued and other current liabilities	155,606	146,497
Customer liabilities	32,478	75,230
Current portion of interest payable	17,347	32,754
Current portion of long-term debt and finance lease obligations	16,336	20,993
Deferred revenue	54,120	32,840
Financial liability pursuant to repurchase accounting	212,119	111,913
Total current liabilities	535,753	457,683
Long-term debt and finance lease obligations	1,806,091	1,571,766
Long-term operating lease liabilities	108,301	115,294
Deferred tax liabilities, net	2,106	2,107
Long-term deferred revenue	114,962	41,728
Other long-term liabilities	64,050	76,106
Total liabilities	2,631,263	2,264,684
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.001 par value, 100,000,000 shares authorized, none issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.001 par value, 600,000,000 shares authorized, 74,496,537 and 66,966,092 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	74	67
Additional paid-in capital	735,882	502,554
Accumulated deficit	(426,245)	(168,307)
Accumulated other comprehensive income	219	197
Total Enviva Inc.’s shareholders’ equity	309,930	334,511
Noncontrolling interests	(47,612)	(47,755)
Total shareholders’ equity	262,318	286,756
Total liabilities and shareholders’ equity	$2,893,581	$2,551,440

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Product sales	$306,949	$322,978	$855,347	$847,505
Other revenue	13,688	2,682	36,277	7,458
Net revenue	320,637	325,660	891,624	854,963
Operating costs and expenses:
Cost of goods sold, excluding items below	268,221	257,542	781,579	718,854
Impairment of assets	21,220	—	21,220	—
Loss on disposal of assets	4,384	4,035	11,190	7,218
Selling, general, administrative, and development expenses	27,582	30,407	80,523	91,802
Restructuring inclusive of related severance expenses	6,257	—	19,842	—
Depreciation and amortization	36,405	34,930	101,044	86,322
Total operating costs and expenses	364,069	326,914	1,015,398	904,196
Loss from operations	(43,432)	(1,254)	(123,774)	(49,233)
Other (expense) income:
Interest expense	(21,620)	(18,704)	(62,285)	(42,633)
Interest expense on repurchase accounting	(22,143)	—	(74,074)	—
Total interest expense	(43,763)	(18,704)	(136,359)	(42,633)
Other income, net	2,190	1,671	2,516	944
Total other expense, net	(41,573)	(17,033)	(133,843)	(41,689)
Net loss before income taxes	(85,005)	(18,287)	(257,617)	(90,922)
Income tax expense	155	12	178	26
Net loss	(85,160)	(18,299)	(257,795)	(90,948)
Less net (income) loss attributable to noncontrolling interests	(35)	43	(143)	48
Net loss attributable to Enviva Inc.	$(85,195)	$(18,256)	$(257,938)	$(90,900)

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(257,795)	$(90,948)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	102,292	86,322
Interest expense pursuant to repurchase accounting	74,074	—
Amortization of debt issuance costs, debt premium, and original issue discounts	1,944	2,055
Impairment of assets and loss on disposal of assets	32,626	7,218
Deferred taxes	178	—
Non-cash equity-based compensation and other expense	39,759	30,222
Fair value changes in derivatives	1,312	4,673
Unrealized loss (gain) on foreign currency transactions, net	43	(208)
Change in operating assets and liabilities:
Accounts and other receivables	(31,228)	(9,654)
Prepaid expenses and other current and long-term assets	5,000	(32,564)
Inventories	(781)	(24,609)
Finished goods subject to repurchase accounting	(30,267)	—
Derivatives	1,391	(3,983)
Accounts payable, accrued liabilities, and other current liabilities	(21,854)	4,144
Deferred revenue	94,514	(180)
Accrued interest	(15,407)	(9,045)
Other long-term liabilities	(21,398)	(15,953)
Net cash used in operating activities	(25,597)	(51,552)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(212,529)	(162,449)
Payment for acquisition of a business	—	(5,000)
Net cash used in investing activities	(212,529)	(167,449)
Cash flows from financing activities:
Principal proceeds on senior secured revolving credit facility, net	132,546	1,000
Proceeds from debt issuance	102,900	278,571
Proceeds from capital contribution of New Market Tax Credit financing	—	12,307
Principal payments on other long-term debt and finance lease obligations	(20,309)	(28,134)
Cash paid related to debt issuance costs and deferred offering costs	(1,769)	(5,376)
Support Payments received	9,821	14,018
Proceeds from sale of finished goods subject to repurchase accounting, net	30,505	—
Proceeds from issuance of Series A Preferred Stock, net, which was converted into common stock	247,900	—
Proceeds from issuance of Enviva Inc. common shares, net	—	332,970
Cash dividends	(57,104)	(158,356)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(16,764)	(16,812)
Net cash provided by financing activities	427,726	430,188
Net increase in cash, cash equivalents, and restricted cash	189,600	211,187
Cash, cash equivalents, and restricted cash, beginning of period	251,077	18,518
Cash, cash equivalents, and restricted cash, end of period	$440,677	$229,705

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Non-cash investing and financing activities:
Property, plant, and equipment acquired included in accounts payable and accrued liabilities	$20,169	$852
Supplemental information:
Interest paid, net of capitalized interest	$76,075	$48,689

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA to measure our financial performance.
Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets and impairment of assets, non-cash equity-based compensation and other expense, depreciation and amortization, changes in unrealized derivative instruments related to hedged items, cash-based restructuring expense, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, and Support Payments. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our cost of goods sold for a view of profitability and performance on a total-dollar and a per-metric ton basis.
Adjusted EBITDA
We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, total interest expense, income tax expense (benefit), early retirement of debt obligation, non-cash equity-based compensation and other expense, loss on disposal of assets and impairment of assets, changes in unrealized derivative instruments related to hedged items, cash-based restructuring inclusive of severance expense, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, Support Payments, and Executive separation. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.
Limitations of Non-GAAP Financial Measures
Adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted gross margin, adjusted gross margin per metric ton, or adjusted EBITDA in isolation or as substitutes for analysis of our results as reported in accordance with GAAP.
Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin(1)	$14,187	$31,750	$3,896	$48,305
Loss on disposal of assets	4,384	3,517	11,358	6,700
Non-cash equity-based compensation and other expense	986	567	4,604	1,868
Depreciation and amortization	33,845	32,849	94,959	81,103
Changes in unrealized derivative instruments	3,431	710	2,703	1,245
Acquisition and integration costs and other	—	58	—	2,615
Effects of COVID-19	—	—	—	13,942
Effects of the war in Ukraine	—	—	—	5,051
Support Payments	—	5,900	2,050	19,985
Adjusted gross margin	$56,833	$75,351	$119,570	$180,814
Metric tons sold	1,433	1,256	3,925	3,627
Gross margin per metric ton	$9.90	$25.28	$0.99	$13.32
Adjusted gross margin per metric ton	$39.66	$59.99	$30.46	$49.85
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(85,160)	$(18,299)	$(257,795)	$(90,948)
Add:
Depreciation and amortization(1)	37,340	34,930	102,292	86,322
Total interest expense	43,763	18,704	136,359	42,633
Income tax expense	155	12	178	26
Non-cash equity-based compensation and other expense(2)	7,657	10,199	40,886	31,116
Impairment of assets and loss on disposal of assets(3)	25,604	4,035	32,794	7,218
Changes in unrealized derivative instruments	3,431	710	2,703	1,245
Cash-based restructuring inclusive of severance expense	3,828	—	6,553	—
Acquisition and integration costs and other	—	4,409	—	18,778
Effects of COVID-19	—	—	—	15,189
Effects of the war in Ukraine	—	—	—	5,051
Support Payments	—	5,900	2,050	19,985
Adjusted EBITDA	$36,618	$60,600	$66,020	$136,615
(1)Includes $0.9 million and $1.2 million for the three and nine months ended September 30, 2023, respectively, of accelerated leasehold improvement             depreciation in connection with the restructuring expenses.
(2)Includes $1.5 million and $11.8 million for the three and nine months ended September 30, 2023, respectively, of non-cash equity-based compensation in connection with the restructuring expenses.
(3)Includes $21.2 million of impairment of the permanent shut down of an underperforming dryer line at the Southampton plant of the three and nine months ended September 30, 2023 and $0.2 million for the nine months ended September 30, 2023 of impairment of right-of-use assets related to an office lease in connection with the restructuring expenses.

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) our ability to continue as a going concern;
(ii) our ability to remain in compliance with the covenants under our senior secured credit facility and other debt instruments or to otherwise mitigate the impact of such terms; (iii) our ability to renegotiate, restructure or mitigate the terms of the Q4 2022 Transactions (as defined below) or to renegotiate other customer contracts; (iv) our ability to successfully execute cost-reduction and productivity initiatives on the anticipated timeline or at all; (v) the outcome and timing of our comprehensive review; (vi) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (vii) the prices at which we are able to sell our products, including changes in spot prices; (viii) our ability to capitalize on higher spot prices and contract flexibility in the future, which is subject to fluctuations in pricing and demand; (ix) the possibility that current market prices may not continue and therefore, in the future, we may not be able to make spot sales and may need to make spot purchases at higher prices; (x) impairment of goodwill, intangible assets, and other long-lived assets; (xi) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (xii) our inability to successfully execute our project development, capacity expansion, and new facility construction activities on time and within budget; (xiii) the creditworthiness of our contract counterparties; the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (xiv) our ability to successfully negotiate, complete, and integrate third-party acquisitions, or to realize the anticipated benefits of such acquisitions; (xv) changes in the price and availability of natural gas, coal, diesel, oil, gasoline, or other sources of energy; (xvi) changes in prevailing domestic and global economic, political, and market conditions, including the imposition of tariffs or trade or other economic sanctions, political instability or armed conflict, rising inflation levels and government efforts to reduce inflation, or a prolonged recession; (xvii) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xviii) fires, explosions, or other accidents; (xix) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xx) changes in domestic and foreign tax laws and regulations affecting the taxation of our business, and investors; (xxi) changes in the regulatory treatment of biomass in core and emerging markets; (xxii) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xxiii) changes in the price and availability of transportation; (xxiv) changes in foreign currency exchange or interest rates and the failure of our hedging arrangements to effectively reduce our exposure to related risks; (xxv)

risks related to our indebtedness, including the levels, and maturity date of such indebtedness; (xxvi) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xxvii) changes in the quality specifications for our products required by our customers; (xxviii) labor disputes, unionization, or similar collective actions; (xxix) our inability to hire, train, or retain qualified personnel to manage and operate our business; (xxx) risks related to our restructuring plan, the primary components of which are reductions in our workforce and corporate and other costs; (xxxi) the possibility of cyber and malware attacks; (xxxii) our inability to borrow funds and access capital markets; (xxxiii) viral contagions or pandemic diseases, such as COVID-19; (xxxiv) changes to our leadership and management team; (xxxv) potential liability resulting from pending or future litigation, investigations, or claims; and (xxxvi) governmental actions and actions by other third parties that are beyond our control.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Kate Walsh
Senior Vice President, Investor Relations & Corporate Communications
Investor.Relations@envivabiomass.com